PORTFOLIO IMPLEMENTATION AGREEMENT

AGREEMENT made as of the 25th day of January 2021.

WHEREAS, Pacific Investment Management Company LLC, a Delaware limited liability company (the “PIMCO” or “Subadviser”) has been retained by SunAmerica Asset Management, LLC (formerly known as SunAmerica Asset Management Corp.), a Delaware limited liability company (the “Adviser”), as investment subadviser, to provide investment advisory services to the SA PIMCO RAE International Value Portfolio (formerly, SA Templeton Foreign Value Portfolio) (the “Portfolio”), a series of the SunAmerica Series Trust, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company (the “Trust”), pursuant to an investment subadvisory agreement dated May 1, 2008, as amended from time to time (the “Investment Subadvisory Agreement”);

WHEREAS, the Portfolio seeks to achieve its investment objective in whole or in part by investing all or a portion of its assets consistent with the Portfolio’s RAE Fundamental investment strategy described in the Portfolio’s Prospectus (as defined below), which is an investment strategy related to a methodology developed by Research Affiliates, LLC (“Research Affiliates” or “Sub-Subadviser”), pursuant to an investment sub-subadvisory agreement between the Subadviser and Research Affiliates (the “Investment Sub-Subadvisory Agreement”);

WHEREAS, under the Investment Sub-Subadvisory Agreement, the Subadviser and Sub-Subadviser agreed that they may enter into an agreement with a third party for the provision of certain portfolio implementation services that are consistent with the services to be provided by the Sub-Subadviser under the Investment Sub-Subadvisory Agreement;

WHEREAS, it is intended that an Indicative Portfolio (defined below) with respect to the Portfolio developed by Research Affiliates will be communicated to Parametric Portfolio Associates LLC, a Delaware limited liability company (the “Portfolio Implementer”), which will facilitate the appropriate implementation of the Indicative Portfolio for the Portfolio;

WHEREAS, the Subadviser and Sub-Subadviser wish to retain the Portfolio Implementer to assist the Subadviser and Sub-Subadviser in providing portfolio implementation services described herein (“Portfolio Implementation Services”) in connection with the Indicative Portfolio for the Portfolio;

WHEREAS, the Portfolio Implementer is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and rules and regulations thereunder (“Advisers Act”); and

WHEREAS, the Portfolio Implementer is willing to provide such Portfolio Implementation Services to the Subadviser and the Sub-Subadviser upon the terms and conditions set forth below and for the compensation set forth in Exhibit A attached hereto, as may be amended from time to time.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Subadviser, the Sub-Subadviser and the Portfolio Implementer as follows:

1.        The Trust is an open-end investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Portfolio. The Trust engages in the business of investing and reinvesting the assets of the Portfolio in the manner and in accordance with the investment objective and restrictions applicable to the Portfolio as specified in the currently effective prospectus (the “Prospectus”) for the Trust included in the registration statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the documents referred to in the preceding sentence have been or will be furnished to the Portfolio Implementer promptly. Any amendments to those documents shall be furnished to the Portfolio Implementer promptly.

2.        The Subadviser and the Sub-Subadviser hereby appoint the Portfolio Implementer to provide the Portfolio Implementation Services specified in this Agreement and the Portfolio Implementer hereby accepts such appointment and agrees to render the services herein set forth.

3.        (a)    The Portfolio Implementer shall, at its expense: (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement; and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Portfolio Implementer may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Portfolio Implementer of any of its obligations hereunder, nor shall the Sub-Subadviser, the Subadviser or the Portfolio be responsible for any additional fees or expenses hereunder as a result. In all cases, the Portfolio Implementer shall remain liable as if such services were provided directly.

(b)    The Portfolio Implementer shall not retain any other person to serve as an investment adviser, sub-adviser or portfolio implementer to the Portfolio. The Portfolio Implementer shall not pay any fee, based on the assets of the Portfolio, to any person providing research and/or investment advice to the Portfolio Implementer without the express written consent of the Subadviser.

(c)    The Portfolio Implementer shall not be required to pay any expenses of the Portfolio other than those specifically allocated to the Portfolio Implementer in this Agreement. In particular, but without limiting the generality of the foregoing, the Portfolio Implementer shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees (if any) as are officers or employees of the Portfolio Implementer whose services may be involved, for any of the following expenses of the Portfolio: compensation of the Trustees who are not affiliated with the Portfolio Implementer or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of the Portfolio’s independent registered public accounting firm and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Portfolio), transfer agent, registrar and dividend disbursing agent of the Portfolio; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Portfolio; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees;

insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses.

4.        (a)    Subject to the direct supervision of the Sub-Subadviser, and ultimate supervision of the Subadviser, the Portfolio Implementer is responsible for effecting all portfolio transactions on behalf of the Portfolio. The Sub-Subadviser shall be responsible for providing the Portfolio Implementer with a model portfolio (an “Indicative Portfolio”) for the strategy of the Portfolio, as further described in the Portfolio’s Registration Statement, and, on an ongoing basis, monitoring and supervising the implementation and any rebalancing of such Indicative Portfolio by the Portfolio Implementer. Such Indicative Portfolio shall include, without limitation, the information described in Section 4(h) below. Additionally, the Sub-Subadviser shall provide Portfolio Implementer with instructions as to the frequency and timing of rebalancing the Portfolio to track the Indicative Portfolio. The Sub-Subadviser may utilize the Portfolio Implementer to effect transactions for the Portfolio based solely on the Indicative Portfolio created by the Sub-Subadviser and any specific restrictions or instructions communicated to the Portfolio Implementer by the Sub-Subadviser. The Portfolio Implementer shall have discretion to execute all portfolio transactions on behalf of the Portfolio necessary to implement the Indicative Portfolio specified by the Sub-Subadviser for the Portfolio. In exercising such discretion, Portfolio Implementer will seek to limit tracking error from the Indicative Portfolio but may allow the Portfolio to vary from the Indicative Portfolio subject to the supervision of the Sub-Subadviser. Additionally, Portfolio Implementer may, in its sole discretion but subject to any restrictions communicated to the Portfolio Implementer by Sub-Subadviser in writing, decline to purchase a security specified in the Indicative Portfolio, or decide to substitute a security specified in the Indicative Portfolio (an “Original Security”) for an alternative security (a “Substitute Security”), provided, however, that such Substitute Security shall provide similar economic exposure as the Original Security. The discretion provided to the Portfolio Implementer under this Section 4(a) shall be subject to any guidelines, limitations or restrictions provided by the Sub-Subadviser or Subadviser.

It is understood and agreed that it shall be the responsibility of the Sub-Subadviser to oversee and monitor the services the Portfolio Implementer provides on behalf of the Portfolio, as the Sub-Subadviser’s agent hereunder, including the compliance of such services with the investment objectives, policies and restrictions applicable to the Portfolio, as stated in the Portfolio’s Registration Statement, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies and other applicable laws, rules and regulations, and the Portfolio Implementer shall reasonably cooperate with and provide such information that is reasonably requested by Sub-Subadviser and/or Subadviser regarding its services and activities on behalf of the Portfolio to the Sub-Subadviser (and Subadviser, as applicable) to assist them in carrying out such oversight and monitoring.

(b)    In addition to effecting all portfolio transactions on behalf of the Portfolio, the Portfolio Implementer shall be responsible for providing middle and back office operational support for the Portfolio with respect to the services the Portfolio Implementer provides hereunder. Such support services are set forth in Exhibit B attached hereto, as may be amended from time to time. Portfolio Implementer shall not have responsibility for wiring funds, processing class action or bankruptcy litigation claims relating to any assets held by the Portfolio, or calculating the net asset value of the Portfolio.

(c)    Unless otherwise instructed by the Trust’s Board of Trustees, the Subadviser, or the Sub-Subadviser, and subject to the oversight and instruction of the Sub-Subadviser, the Portfolio Implementer shall be responsible for, as agent for the Sub-Subadviser, exercising whatever powers the Trust, the Subadviser and the Sub-Subadviser may possess with respect to any of the portfolio securities or other investments of the Portfolio, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer. The Portfolio Implementer will not file class action claim forms on behalf of the Portfolio in any class actions involving securities or issuers of securities held in, or formerly held in, the Portfolio. The Portfolio Implementer shall not implement a securities lending program for the Portfolio. The Portfolio Implementer may engage in cross-trades for the Portfolio in accordance with the Trust’s Rule 17a-7 procedures. With respect to any domestic (U.S.) securities held in the Portfolio, only Portfolio Implementer will (i) exercise “investment discretion” with respect to the Portfolio within the meaning of Section 13(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) exercise “investment power” with respect to the Portfolio within the meaning of Rule 13d-3 under the Exchange Act and (iii) be responsible for filing any required reports pursuant to Sections 13(f), 13(d) and 13(g) of the Exchange Act and the rules thereunder. With respect to any foreign (non-U.S.) securities held in the Portfolio, and pursuant to the Subadviser’s delegation of authority and subject to the Sub-Subadviser’s oversight, the Portfolio Implementer shall also be responsible for filing on a timely basis any holdings disclosures or other reports as Portfolio Implementer may be required by law to file with regulatory authorities in foreign jurisdictions to the extent such requirements apply to the entity with investment discretion/power and/or voting power with respect to instruments held by the Portfolio’s portfolio.

(d)    The Portfolio Implementer shall not use or otherwise disclose any non-public inside information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession, nor will the Portfolio Implementer seek to obtain any such information.

(e)    Upon request, the Portfolio Implementer shall provide to the Subadviser and Sub-Subadviser, and also the officers of the Trust, administrative assistance in connection with the operation of the Portfolio, which shall include (i) compliance with all reasonable requests of the Subadviser and Trust for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission (“SEC”) and state securities commissions, and other regulatory authorities, and (ii) such other services as the Subadviser and/or Sub-Subadviser shall from time to time reasonably determine to be necessary or useful to the administration of the Portfolio. With respect to the services that the Portfolio Implementer is providing to the Portfolio, the Portfolio Implementer will keep the Subadviser and the Sub-Subadviser informed of developments materially affecting the Portfolio.

(f)    The Portfolio Implementer shall provide Portfolio Implementation Services for the account of the Portfolio in accordance with the Portfolio Implementer’s best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees. The Portfolio Implementer shall use the same skill and care in providing services to the Portfolio as it uses in providing services to clients and accounts for which it has full discretionary investment responsibility and shall use its best efforts to seek the overall best terms for the transactions of the Portfolio based on factors deemed relevant to the Portfolio Implementer.

(g)    Upon request, the Portfolio Implementer shall furnish to the Subadviser and the Trust’s Board of Trustees periodic and special reports (including any statistical information, as applicable to the Portfolio Implementer’s responsibilities under this Agreement) on the execution of the transactions of the Portfolio and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(h)    The Sub-Subadviser will communicate to the Portfolio Implementer an Indicative Portfolio for the Portfolio with such frequency as deemed by the Sub-Subadviser to be necessary or appropriate and at the reasonable request of the Subadviser. The Indicative Portfolio shall include at least the following information: (i) the name of the Portfolio; (ii) the constituent securities; (iii) the identifiers for such constituent securities; (iv) the number of constituent securities comprising the Indicative Portfolio; (v) the weights to be applied to such constituent securities; and (vi) such other information as the Sub-Subadviser may reasonably believe is necessary to communicate to the Portfolio Implementer for purposes of fulfilling the Sub-Subadviser’s obligations to the Subadviser, on behalf of the Portfolio, under the Investment Sub-Subadvisory Agreement.

(i)    The Portfolio Implementer will promptly review all account reconciliation documents for the Portfolio, such as: (i) reports of current security holdings in the Portfolio; (ii) summary reports of transactions; and (iii) current cash position reports (including cash available from portfolio sales and maturities and sales of the Portfolio’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Portfolio, the Subadviser, the Sub-Subadviser or any service provider thereto (such as the Portfolio’s custodian) and will report any errors or discrepancies in such reports to the Portfolio or its designee within three business days after discovery of such discrepancies.

(j)    Prior to entering into trades or portfolio transactions, the Portfolio Implementer will monitor the Portfolio’s compliance with the investment objectives, policies, restrictions, and all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments. Without limiting the foregoing, the Portfolio Implementer represents and warrants that it will manage the Portfolio in compliance with (i) the applicable provisions of Subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (“Subchapter M”) (‘‘the Code”) for the Portfolio to be treated as a “regulated investment company” under Subchapter M; (ii) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code; (iii) the provisions of the 1940 Act and rules adopted thereunder; (iv) applicable state insurance laws solely to the extent that the Subadviser or the Sub-Subadviser has informed the Portfolio Implementer of such requirements; (v) the objectives, policies, restrictions and limitations for the Portfolio as set forth in the Trust’s current prospectus and statement of additional information as most recently provided by the Subadviser or the Sub-Subadviser to the Portfolio Implementer; and (vi) the policies and procedures as adopted by the Trustees of the Trust as most recently provided by the Subadviser or the Sub-Subadviser to the Portfolio Implementer. The Portfolio Implementer shall furnish information to the Subadviser and Sub-Subadviser, as reasonably requested, for purposes of the

Trust’s compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code. The Portfolio Implementer has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement (the “Portfolio Implementer Procedures”), and the Portfolio Implementer has designated a chief compliance officer responsible for administering the Portfolio Implementer Procedures. The Portfolio Implementer will notify the Subadviser and the Sub-Subadviser promptly of any violations of such objectives, policies, restrictions and limitations.

(k)    On occasions when the Portfolio Implementer is executing transactions in a security for the Portfolio as well as other of its clients, the Portfolio Implementer, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions, if any. The Portfolio Implementer may also on occasion purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Portfolio Implementer in the manner it considers to be equitable and consistent with its fiduciary obligations to the Trust and the Portfolio and to such other clients.

(1)    In selecting broker-dealers or futures commission merchants, the Portfolio Implementer shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm’s risk in positioning a block of securities. The Portfolio Implementer may, as described in Portfolio Implementer’s Form ADV Part 2A, cause the Portfolio to pay a broker which provides brokerage and research services to the Portfolio Implementer a commission for effecting a securities transaction in excess of the amount another broker might have charged in accordance with Section 28( e) under the Exchange Act. Such higher commissions may not be paid unless the Portfolio Implementer determines in good faith and consistent with Section 28(e) of the Exchange Act that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Portfolio Implementer’s overall responsibilities to the Trust and any other of the Portfolio Implementer’s clients and applicable law. Notwithstanding the foregoing, neither the Sub-Subadviser nor the Portfolio Implementer shall enter into or engage in any transactions for the Portfolio that involve third party soft dollar arrangements.

(m)    The Subadviser and Sub-Subadviser agree to take all steps necessary to provide the Portfolio Implementer with the authority to carry out its duties and obligations hereunder, including, but not limited to, issuing instructions to all custodians and broker-dealers as necessary to give the Portfolio Implementer all necessary authority to act on behalf of the Portfolio.

(n)    Nothing herein shall relieve the Sub-Subadviser of its duties or responsibilities under the Investment Sub-Subadvisory Agreement. The Sub-Subadviser will develop the Indicative Portfolio and communicate such Indicative Portfolio to the Portfolio Implementer. The Portfolio Implementer is not authorized to exercise any discretion with respect to the Portfolio’s assets other than as provided in this Agreement.

(o)    Unless specified by separate agreement, the Portfolio Implementation Services shall not include: (i) consultation with the Portfolio regarding the appropriateness of the benchmark or strategy as related to its overall investment objective (i.e., suitability analysis); (ii) initial and periodic client service and reporting to the Portfolio, including delivery of brochures and notices; or (iii) any form of custody of the Portfolio’s assets.

(p)    None of the Subadviser, the Sub-Subadviser, nor the Portfolio Implementer will vote proxies relating to the Portfolio’s securities. The Adviser may, on certain non-routine matters, consult with the Subadviser and the Sub-Subadviser before voting proxies relating to the Portfolio’s securities.

5.        The Portfolio Implementer shall exercise its best judgment in rendering the services provided by it under this Agreement. Subject to the provisions of Section 9(a) hereof, the Portfolio Implementer shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Subadviser, the Sub-Subadviser, the Trust or the Portfolio in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty by the Portfolio Implementer with respect to the receipt of compensation for services and except for a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) on the part of the Portfolio Implementer. In no case shall the Portfolio Implementer be liable for reasonable actions taken or reasonable non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Portfolio Implementer by the Subadviser or the Sub-Subadviser. As used in this Section, the term “Portfolio Implementer,” “Sub-Subadviser,” “Sub-Adviser,” and “Trust” shall include any officers, directors/trustees, members, partners, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the respective entity.

6.        (a)    The Portfolio Implementer agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over the Portfolio Implementer in performance of its duties hereunder. The Portfolio Implementer will treat as confidential and proprietary information of the Portfolio all records and information relative to the Portfolio and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Portfolio, which approval shall not be unreasonably withheld, and the Portfolio Implementer shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, other regulatory authority and to its affiliates to the extent necessary to fulfill its obligations under this Agreement, or when so requested by the Portfolio.

(b)    The Portfolio Implementer will notify the Portfolio, the Subadviser and the Sub-Subadviser in the event that the Portfolio Implementer: (i) becomes aware that it is subject to a statutory disqualification that prevents the Portfolio Implementer from providing the Portfolio Implementation Services pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Portfolio Implementer further agrees to notify the Trust and the Subadviser promptly of any statement provided by the Portfolio Implementer contained in the Portfolio’s Registration Statement regarding the Portfolio or the Portfolio Implementer that becomes untrue in any material respect. Notwithstanding any of the foregoing, to the extent such information is required to be publicly disclosed pursuant to SEC Regulation FD, such information has first been publicly disclosed by the Portfolio Implementer or its ultimate parent company pursuant to Regulation FD.

7.        For the services provided and the expenses assumed pursuant to this Agreement, the Subadviser will pay the Portfolio Implementer and the Portfolio Implementer will accept as full compensation therefore a fee calculated quarterly in arrears and computed based upon the value of the Portfolio as set forth in Exhibit A at the end of each billing period. This fee will be due and payable to the Portfolio Implementer after receipt by the Subadviser of the invoice from Portfolio Implementer. Such fee will be equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or (ii) such fee as may from time to time be agreed upon in writing by the Subadviser and the Portfolio Implementer (the “Portfolio Implementer Fees”). If the Portfolio Implementer Fees payable to the Portfolio Implementer pursuant to this paragraph begin to accrue after the beginning of any quarter or if this Agreement terminates before the end of any quarter, the fee for the period from such date to the end of such quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full quarter in which such effectiveness or termination occurs. Payment of said compensation shall be the sole responsibility of the Subadviser and shall in no way be an obligation of the Sub-Subadviser or the Portfolio.

8.        (a)    This Agreement shall become effective with respect to the Portfolio as of the date hereof (and, with respect to any amendment, the date of the amendment or supplement hereto) and shall continue in effect with respect to the Portfolio for an initial period of two years and shall continue thereafter only so long as the continuance is specifically approved at least annually: (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust’s Board of Trustees; and (ii) by the vote, cast in accordance with the provisions of the 1940 Act and the rules and any applicable SEC guidance or relief thereunder, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)    This Agreement may be terminated with respect to the Portfolio (or any additional Portfolio) at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio; (ii) a vote of a majority of the Trust’s entire Board of Trustees on not less than thirty (30) nor more than sixty (60) days’ written notice to the Portfolio Implementer; (iii) the Subadviser and the Sub-Subadviser on not less than thirty (30) nor more than sixty (60) days’ written notice to the Portfolio Implementer; or (iv) the Portfolio Implementer on sixty (60) days’ written notice to the Trust, Subadviser and Sub-Subadviser. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.        (a)    The Portfolio Implementer shall indemnify and hold harmless the Subadviser, Sub-Subadviser, and/or the Trust (and their respective officers, directors/ trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated, respectively with the Subadviser, Sub-Subadviser, and/or the Trust) from and against any and all liabilities, losses, claims, damages, or litigation (including reasonable legal and other expenses) (collectively “Losses”), to which the Subadviser, the Sub-Subadviser, and/or the Trust may become subject under the 1940 Act, the 1933 Act, under other statutes, common law or otherwise, which arise from the Portfolio Implementer’s disabling conduct, including but not limited to Losses of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Portfolio Implementer or its agents in connection with this Agreement or any applicable laws and regulations; or (ii) any actions or failure to act by the Portfolio Implementer or its agents in connection with this Agreement that results in a violation of any law; provided, however, that in no case is the Portfolio Implementer’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

(b)    Except for disabling conduct, the Subadviser shall indemnify and hold harmless the Sub-Subadviser and the Portfolio Implementer (and their respective officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated, respectively with the Sub-Subadviser or the Portfolio Implementer) from and against any and all liabilities, losses, claims, damages, or litigation (including reasonable legal and other expenses), of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Subadviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Subadviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Subadviser in fulfilling its obligations under this Agreement.

(c)    Except for disabling conduct, the Sub-Subadviser shall indemnify and hold harmless the Subadviser and the Portfolio Implementer (and their respective officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated, respectively with the Subadviser or the Portfolio Implementer) from and against any and all liabilities, losses, claims, damages, or litigation (including reasonable legal fees and other expenses), of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Sub-Subadviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Sub-Subadviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Sub-Subadviser in fulfilling its obligations under this Agreement.

10.        Except to the extent necessary to perform the Portfolio Implementer’s obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of the Portfolio Implementer, or any affiliate of the Portfolio Implementer, or any employee of the Portfolio Implementer, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Portfolio Implementer’s ability to meet its obligations to the Portfolio hereunder.

11.        It is understood that the names “PIMCO” or any derivative thereof or logo associated therewith are the valuable property of the Subadviser and its affiliates. The Portfolio Implementer (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Subadviser. It is understood that “Parametric Portfolio Associates®” and Parametric with the logo and any derivative or logo associated therewith are the valuable property of Portfolio Implementer. While Portfolio Implementer consents to the use of the marks and logos for purposes of describing Portfolio Implementer’s role and responsibilities under this Agreement, rights to such intellectual property will remain with the Portfolio Implementer and nothing in this Agreement shall be construed otherwise. It is understood that “Research Affiliates®”, “RAE®” “RAE® Fundamental” “RAE® Income” “RAFI®” “Enhanced RAFI” “eRAFI®”’ “RALVEI” “RAFI Low Volatility®” “Fundamental Index®” any associated logos and the method of formulation of the RAFI® series of indexes and the enhanced versions of the RAFI® series of indexes (each RAFI® index and enhanced version of a RAFI® index, a “RAFI® Index”) are the proprietary and valuable property of the Sub-Subadviser. While the Sub-Subadviser consents to the use of the marks and logos, rights to such intellectual property will remain with the Sub-Subadviser and nothing in this Agreement shall be construed otherwise.

12.        Any activities undertaken by the Portfolio Implementer on behalf of the Portfolio pursuant to this Agreement shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

13.        In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, the Portfolio Implementer hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request; provided, however, that the foregoing shall not be construed to prohibit the retention by the Portfolio Implementer or its representatives of archival information including the Portfolio’s accounts data and performance record in performance composites, assets under management, and other marketing-related reporting documents. Further, compliance with Rule 31a-3 does not preclude retention by the Portfolio Implementer or its representatives of documents and records as required for the purpose of facilitating compliance with this Agreement, applicable law or regulation, when automatically stored or archived in electronic form pursuant to standard backup or archival procedures. The Portfolio Implementer further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and any other applicable Rule, the records required to be maintained by the Portfolio Implementer hereunder pursuant to Rule 31a-1 of the 1940 Act and any other applicable federal or state rule. The Portfolio Implementer further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Portfolio, as they specifically relate to the Portfolio Implementer’s responsibilities under this Agreement, are being conducted in accordance with applicable law and regulations.

14.        This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

15.        No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

16.        (a)    The Subadviser, the Sub-Subadviser and the Portfolio Implementer shall treat as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder, except to an affiliate, or as reasonably required to execute transactions on behalf of the Portfolio, as the case may be, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as “Confidential” by the Sub-Subadviser, the Portfolio Implementer, the Subadviser or the Portfolio (“Confidential Information”). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, managers, employees, affiliates, representatives or agents not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose or transmit Confidential Information with respect to the Portfolio: (i) to the Trust’s Board of Trustees; or (ii) with the prior written consent of the Portfolio Implementer or the Sub-Subadviser, as applicable.

(b)    Confidential Information shall not include: (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information); or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is: (i) approved in writing by the other party for disclosure; or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

17.        The Portfolio Implementer will provide the Subadviser a true and complete electronic copy of the Portfolio Implementer’s Privacy Policy adopted pursuant to regulation S-P (“Privacy Notice”) and Form ADV Part 2A, as amended, (the “Form ADV”) either prior to or at the time of execution of this Agreement, and promptly at any time required by law, including any material amendment thereto or at any other time upon Subadviser’s request. The Portfolio Implementer represents and warrants that all information contained in the Form ADV is accurate and complete in all material respects. Subadviser hereby acknowledges receipt of the Portfolio Implementer’s Privacy Notice and Form ADV and consents to the electronic delivery of the Privacy Notice, Form ADV and other required notifications and disclosures via email. Subadviser’s consent to electronic delivery shall be effective and ongoing but may be revoked by Subadviser upon written notification to Portfolio Implementer. The Portfolio Implementer will also provide the Subadviser a copy of its written code of ethics complying with the requirements of the Advisers Act (the “Code of Ethics”) and will also provide the Adviser a copy of any amendment to its Code of Ethics, together with evidence of its adoption, promptly upon its adoption.

18.        No party shall be liable for or to any other party for any loss caused directly or indirectly by Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, beyond a party’s control.

19.        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

20.        Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the applicable party at the addresses set forth below:

If to Parametric Portfolio Associates:

Parametric Portfolio Associates

800 Fifth Avenue, Suite 2800

Seattle, WA 98104

Attn: Legal and Compliance Department

Phone: (206) 694-5500

Fax: (206) 381-2750

If to PIMCO:

David C. Flattum

Managing Director, General Counsel

650 Newport Center Drive

Newport Beach, CA 92660

Phone: (949) 720-6134

Fax: (949) 720-4590

If to Research Affiliates:

Asher Ailey

Chief Legal Officer

620 Newport Center Drive, Suite 900

Newport Beach, CA 92660

Phone: (949) 325-8804

legal@rallc.com

Notice shall be deemed given upon receipt.

21.        This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. There are no oral or written collateral representations, agreements or understandings except as provided herein. The parties may mutually agree to other matters regarding the Portfolio Implementation Services which may be represented by other agreements between the parties.

22.        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

23.        No breach, default or threatened breach of this Agreement by a party shall relieve the other parties of their respective obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:	Managing Director

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:

Title:	Head of Product

RESEARCH AFFILIATES, LLC

By:
Title:	Asher Ailey Chief Legal Officer

EXHIBIT A

(as of January 25, 2021)

Portfolio	Fee Rate (Average Daily Net Assets)	Assets Under Management (Millions) [1]

SA PIMCO RAE International Value Portfolio	0.16%	$0—$50 of net assets
	0.13%	$50—100 of net assets
	0.09%	$100—350 of net assets
	0.08%	Over $350 of net assets

With respect to any fee to which the Portfolio Implementer would be entitled under Section 7 of this Agreement and the fee schedule set forth in this Exhibit A to the Agreement, as may be amended from time to time, the Portfolio Implementer shall apply a “relationship discount” to the fee rates for the Portfolio, as set forth below, based on the aggregate amount of assets of any investment company, PIMCO Account, sub-advised account, private fund, other pooled vehicle or other account that is sponsored or advised by the Sub-Adviser or the Sub-Subadviser, for which the Portfolio Implementer provides Portfolio Implementation Services or other substantially similar services pursuant to a similar Portfolio Implementation Agreement between the Sub-Adviser, Sub-Subadviser and the Portfolio Implementer (the “Collective Portfolios’’). The relationship discount shall be calculated based the custodian value of assets under management of the Collective Portfolios at the end of the applicable billing period. Any such relationship discount applied to the fee rates to be paid to the Portfolio Implementer for the Portfolio shall be calculated in accordance with the relationship discount schedule set forth below.

Relationship Discount

Aggregated Assets Under Management of the Collective Portfolios (Millions)	Fee Rate Discount

0 - $200	0%

$200 - $500	-20%

$500 - $1500	-30%

$1500+	-50%

1 Portfolio Assets will be calculated based on the average of the three month end market values as valued by the Portfolio custodian at the end of the applicable billing period. Portfolio Assets will be adjusted for any directed flows exceeding 1% of the market value of the Portfolio for purposes of calculating the Portfolio Implementer Fee.

EXHIBIT B

(as of January 25, 2021)

Middle and Back Office Operational Support to be Provided by the Portfolio Implementer

Support Service

1.	Account reconciliation (i.e., daily reconciliation of holdings in the Portfolio to the records of the Portfolio’s custodian, including positions, cash holdings, market value, and cost basis)

2.	Corporate action processing (i.e., voluntary election processing and maintenance of voluntary and mandatory events and monitoring of bankruptcy securities and potential processing)

3.	Trade posting, affirmation and settlement oversight, including confirmation with the counterparty

4.	Daily pricing valuation

5.	Performance calculations (i.e., daily, time-weighted, rate-of-return calculations, including gross of fee and net of fee returns).

6.	Security maintenance (i.e., new security set-up, symbol changes (such as ISIN, CUSIP, ticker) and name changes)

7.	Client Activity – New account opening, contributions, redemptions, closures, changes (including changes to custodial accounts)

8.	Custom client reporting and custom reporting as reasonably requested by Subadviser or Sub-Subadviser

10.	Failed trade aggregation, management and escalation with custodians and third party brokers management; Claims management (i.e., issuing, overseeing the claims process for overdraft charges, use of funds or penalty charges) for both domestic and international settlements

11.	Portfolio Implementer shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in Portfolio. Portfolio Implementer will, however, forward to Subadviser any information it receives regarding any legal matters involving any asset held in Portfolio. Portfolio Implementer will also provide reasonable assistance in providing historical holdings of the Portfolio for the past seven years, as applicable

12.	Benchmark management (e.g., assignment and monitoring of benchmark, performance of benchmark reporting, change of benchmark process)

16